                                                         Exhibit 12.2


                           Boston Edison Company
                  Computation of Ratio of Earnings to Fixed
              Charges and Preferred Stock Dividend Requirements
                        Twelve Months Ended June 30, 1994
                                (in thousands)



Net income from continuing operations                  	 $123,731

Income taxes	                                           49,950

Fixed charges		                                  122,751
                                                         --------
     Total	                                      	 $296,432
                                                         ========
Interest expense	                               	 $115,525
Interest component of rentals		                    7,226
                                                         --------
     Subtotal	                                      	 $122,751
                                                         --------
Preferred stock dividend requirements	                   22,692
                                                         --------
     Total		                                 $145,443
                                                         ========
Ratio of earnings to fixed charges and preferred
stock dividend requirements                                  2.04
                                                             ====

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